Exhibit 10.2

AMENDED AND RESTATED PROMISSORY NOTE
VARIABLE RATE NOTE

Original Principal Amount: Up to $4,500,000.00	December 07, 2022 (“Effective Date”)

Principal Balance as of Effective Date: $4,500,000.00

Borrower: Zoned Arizona Properties, LLC

1. Promise to Pay. For value received, Zoned Arizona Properties, LLC (“Borrower”) promises to pay to the order of East West Bank, a California corporation (“Bank”), at 2350 Mission College, Santa Clara, CA 95054 or at such other address or at such other place as Bank may from time to time designate in writing, in lawful money of the United States and in immediately available funds, the principal amount of Four Million Five Hundred Thousand and xx/100 Dollars ($4,500,000.00) or such lesser amount as may be outstanding from time to time, together with interest as set forth herein from the date of disbursement on the principal balance hereof that is outstanding from time to time, and any other fees, costs, and expenses required to be paid under the Loan Documents. This Amended and Restated Promissory Note – Variable Rate Note (referred to herein as “Note”) fully amends, restates, and supersedes that certain promissory note dated July 11, 2022. This Note is also subject to the terms and conditions of a Loan Agreement dated July 11, 2022 as amended on approximately even date herewith and entered into by the Borrower on the one hand, and the Bank on the other hand, as may be further amended from time to time (the “Loan Agreement”). The terms and conditions of the Loan Agreement are incorporated herein in their entirety.

2. Advances. The Bank has previously made one or more advances under the Note. As of the date hereof, the present outstanding principal balance of the Note is $4,500,000.00. No additional advances shall be made hereunder.

3. Required Payments. Principal and interest hereunder shall be paid as follows:

(a) Interest Rate. Borrower shall pay interest to Bank on the outstanding and unpaid principal balance of the Note at a variable rate per annum equal to the Index (defined below) plus seventy-five hundredths of one percent (0.75%).

(i) The interest rate on this Note is subject to change from time to time based on changes in an independent index which is the daily Wall Street Journal Prime Rate, as quoted in the "Money Rates" column of The Wall Street Journal (Western Edition) as determined by Bank (the "Index"). The Index is not necessarily the lowest rate charged by Bank on its loans. Bank will tell Borrower the current Index rate upon Borrower's request. The interest rate change will not occur more often than each day. Borrower understands that Bank may make loans based on other rates as well. If the Index becomes unavailable during the term of this loan, Bank may designate a substitute index after notice to Borrower. Under no circumstances will the interest rate on this loan be more than the maximum rate allowed by applicable law.

(b) Interest Payments. Interest payments shall be paid monthly on the tenth (10th) day of each month based on the interest rate set forth above.

(c) Principal Payments. Principal shall be paid monthly on the tenth (10th) day of each month as set forth in the attached Exhibit A.

(d) Payment Date and Payment Computations. If the tenth (10th) day is not a business day, then payment shall be due on the first business day following such tenth (10th) day of such month. Interest shall be computed as set forth above and in the Loan Agreement. Bank’s calculations of the interest rate and of monthly payments due under this Note shall be deemed conclusive absent manifest error.

(e) Maturity. If not earlier paid, all unpaid principal, accrued but unpaid interest and other amounts payable under the provisions of this Note, including amounts related to this Note as set forth in the Loan Agreement and/or any other Loan Document, become due and payable in full on the tenth (10th) day of the month first occurring after the date that is ten (10) years after the Effective Date of this Note (the “Maturity Date”).

4. Application of Payments. All payments and other credits shall be applied by Bank as set forth in the Loan Agreement. No prepayments shall reduce or constitute a credit against the next scheduled monthly installments under this Note but instead shall be applied to the balance due on the Maturity Date unless otherwise consented to by the Bank in writing.

5. Collection Costs. Borrower shall be liable for all of Bank’s fees and costs of collection on this Note, whether or not a legal action is commenced. If suit or other legal proceeding or any foreclosure proceeding is instituted or any other action is taken by Bank to collect all or any part of the indebtedness evidenced hereby or to proceed against any collateral for any portion of such indebtedness or against any Guarantor of the payment of any portion of the indebtedness, Borrower promises to pay Bank’s out-of-pocket attorneys’ fees and other costs (to be determined by the court and not by jury in the case of litigation) incurred thereby. Such fees and costs shall be included in any judgment award obtained by Bank, and whether or not a legal action has been filed, shall be secured by the Loan Documents, shall bear interest at the Default Rate (defined in the Loan Agreement), and shall be guaranteed by any Guaranty relating to any portion of the indebtedness evidenced hereby.

6. Prepayments. Borrower may prepay this Note, subject to the provisions of this paragraph and any Financial Contract. Borrower must consult with Bank prior to making any prepayments when a Financial Contract has been executed between Borrower and Bank in connection with this Note. Borrower acknowledges that partial prepayments of the Note will require the Financial Contract to be amended, and full prepayment will terminate the Financial Contract. Full and partial prepayments will trigger an early termination valuation under the Financial Contract. Thus, an early termination fee may occur under the Financial Contract upon partial and full prepayment of the Note. Notwithstanding the provisions of this paragraph, Borrower shall remain obligated to pay any fee due and owing under the Financial Contract, including but not limited to any fee owed upon early termination of the Financial Contract.

This Note does not revolve; any principal amount paid to Bank, whether a voluntary prepayment by Borrower or a required principal payment under this Note or any Loan Document, shall not be re-advanced by Bank.

7. Waivers and Acknowledgments. Except as is expressly provided in the Loan Documents to the contrary, Borrower and all sureties, endorsers and Guarantors of all or any portion of the indebtedness evidenced by this Note waive: (a) demand, notice, diligence, protest, presentment for payment, and notice of extension, dishonor, protest, demand and nonpayment of this Note; and (b) any release or discharge by reason of (i) any release or substitution of, or other change in (A) the Loan Agreement or any other security given for the indebtedness evidenced by this Note, (B) the obligation of any other person or entity who or which is now or may become directly or indirectly liable for all or any portion of the indebtedness evidenced by this Note, or (ii) any extension or other modification of the time or terms of payment of all or any portion of the indebtedness evidenced by this Note or any other note referenced in the Loan Agreement.

8. Default Interest/ Late Fees. Default Interest may be charged as set forth in the Loan Agreement. Late fees may be assessed as set forth in the Loan Agreement.

9. Acceleration/ Remedies/ Right of Setoff. The Events of Default hereunder are set forth in the Loan Agreement. Upon the occurrence and continuance of any Event of Default, at the option of Bank in its sole discretion, Bank may declare all unpaid principal, interest, fees and costs evidenced by or due under this Note to be immediately due and payable. The indebtedness evidenced by this Note is secured by one or more security interests set forth in the Loan Agreement or other security agreement executed by Borrower and/or one or more deeds of trust or security interests granted by Borrower. Upon the occurrence and during the continuance of any Event of Default, Bank may exercise rights and remedies as set forth in this Note, the Loan Agreement or other Loan Documents, which may include proceeding against the property encumbered by the security interests/deeds of trust granted by Borrower.

10. No Waiver by Bank. Failure of Bank to exercise any option hereunder shall not constitute a waiver of the right to exercise the same in the event of any subsequent default or in the event of continuance of any existing default after demand for strict performance hereof.

11. Capitalized Terms and Definitions. Capitalized terms used but not otherwise defined herein have the meanings attributed to them in the Loan Agreement.

12. Time of Essence. Time is of the essence of this Note.

13. Notices. All notices required or permitted in connection with this Note shall be given at the place and in the manner provided in the Loan Agreement.

14. Governing Law and Venue. This Note is delivered in and shall be governed by and construed according to the substantive laws and judicial decisions of the State of California (regardless of the place of business, residence, location or domicile of Borrower or any principal thereof or any guarantor of any portion of the indebtedness evidenced by this Note) and applicable federal laws, rules and regulations. Any action brought to enforce this Note may be commenced and maintained, at Bank's option, in any state or federal district court located in Santa Clara County, California. Borrower irrevocably consents to jurisdiction and venue in such court for such purposes and agrees not to seek transfer or removal of any action commenced with respect to this Note.

15. Waiver of Jury Trial/ Agreement Regarding Judicial Reference.

(a) Choice of Law: Venue and Jury Trial Waiver. This Note and all transactions contemplated hereunder and/or evidenced hereby shall be governed by, construed under, and enforced in accordance with the internal laws of the State of California, without regard to principles of conflicts of law. Each of Borrower and Bank hereby submits to the exclusive jurisdiction of the state and Federal courts located in the County of Santa Clara, State of California. TO THE EXTENT PERMITTED BY APPLICABLE LAW, ALL PARTIES TO THIS NOTE HEREBY WAIVE THE RIGHT TO ANY JURY TRIAL IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY. EACH PARTY RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS NOTE. EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

(b) Judicial Reference. If the waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, who shall be a retired state or federal court judge, mutually selected by the parties or, if they cannot agree, then any party may seek to have a private judge appointed in accordance with California Code of Civil Procedure §§ 638 and 640 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts). The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and orders applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

The parties agree that time is of the essence in conducting the referenced proceedings. The parties shall promptly and diligently cooperate with one another and the referee, and shall perform such acts as may be necessary to obtain prompt and expeditious resolution of the dispute or controversy in accordance with the terms hereof. The costs shall be borne equally by the parties.

[Signature Page Follows]

IN WITNESS WHEREOF, this Note has been executed as of the date first written above.

ZONED ARIZONA PROPERTIES, LLC

By:	Zoned Properties, Inc.
	Its:	Member

	By:	/s/ Bryan McLaren
Bryan McLaren
Its: Chief Executive Officer